EXHIBIT (9)(Z)


              SHAREHOLDER SERVICING AGENT AGREEMENT

             (Addition of the Balanced Income Fund)


Firstar Trust Company
P.O. Box 2054
Milwaukee, WI  53201

Gentlemen:

          Pursuant to Paragraph 7 of the Shareholder Servicing Agent Agreement dated as of March 23, 1988 and amended as of May 1, 1990, between you and Portico Funds, Inc. (formerly, Elan Funds, Inc.) (the "Company"), the Company requests that you render services as Shareholder Servicing Agent under the terms of said agreement with respect to the Balanced Income Fund, one additional portfolio the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to so serve as Shareholder Servicing Agent for the Balanced Income Fund and to the compensation terms set forth on the attached fee schedule for the new Fund, which terms are to become effective as of the date set forth below.

                                   Sincerely,


Dated:  December 1, 1997           PORTICO FUNDS, INC.



                                   By:/s/ Steven R. Parish
                                      ----------------------
                                      (Authorized Officer)



ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY


By:/s/ Joseph C. Neuberger         Dated: December 1, 1997
   -----------------------
   (Authorized Officer)






                      FIRSTAR TRUST COMPANY
                MUTUAL FUND SHAREHOLDER SERVICES
                               FOR
                       PORTICO FUNDS, INC.

                      Balanced Income Fund
                      ----------------------
Annual Fee Schedule
-------------------
     $15.00 per Shareholder account

     $ 5.00 per telephone exchange

     $12.00 per wire transfer

     $10.00 per NFS/NFCC networked account (Retail Class only)

Minimum annual fee of $24,000 per Fund.

Account fees shall be waived on the initial 800 accounts per series.

Fees billed monthly.

Plus out-of-pocket expenses including, but not limited to:

     -    Telephone--Toll-free lines
     -    Postage
     -    Programming
     -    Stationery/Envelopes
     -    Mailing
     -    Proxies
     -    Insurance
     -    Retention of Records
     -    Microfilm/Microfiche of Records
     -    Special Reports
     -    All other out-of pocket expenses

Plus, with respect to Two-Dimensional Transaction:

     $1.00 per shareholder account to set-up
     $1.00 per shareholder account to alter

              AUTOMATIC INVESTMENT PLAN PROCESSING
              ------------------------------------
     $125.00 per cycle
     $  0.50 per account set-up and/or change
     $  0.50 per item
     $  3.50 per correction, reversal or return item